Exhibit 99.2

CONFIDENTIAL

June 25, 2020

Asta Finance Acquisition Inc.

210 Sylvan Ave

Englewood Cliffs, NJ 07632

Attention: Mr. Gary Stern

Re: Amendment to Commitment Letter dated April 3, 2020 (“Amendment”)

Dear Mr. Stern:

Reference is made to that certain Commitment Letter dated April 3, 2020 (the “Commitment Letter”), by and between Bank Leumi USA (“Bank”) and Asta Finance Acquisition Inc. (“Borrower”). All capitalized terms used herein, but not specifically defined herein, shall have the meanings provided for such terms in the Commitment Letter.

Borrower and Bank have agreed to amend certain provisions of the Commitment Letter as set forth herein. In consideration of the premises and of the mutual covenants and agreements herein contained, as of the date first set forth above, the Commitment Letter is hereby amended as follows:

(1) Extension of Commitment Letter. The termination date of July 14, 2020 set forth in paragraph V of the Commitment Letter is hereby deleted and replaced with the new termination date of September 17, 2020.

Except as expressly amended hereby, the Commitment Letter and the Term Sheet attached thereto and a part thereof remain in full force and effect in accordance with their original terms. Kindly indicate your agreement with the terms of this Amendment by signing in the space provided below.

Very truly yours, BANK LEUMI USA

By:	/s/ Russell Turley
Name: Russell Turley Title: Vice President

By:	/s/ Douglas J. Meyer
Name: Douglas J. Meyer Title: Senior Vice President

Accepted and Agreed: ASTA FINANCE ACQUISITION INC.

By:	/s/ Gary Stern
Name: Gary Stern Title: President